The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


     SUB-ITEM 77-0

     EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Value Portfolio

1.   Name of Issuer:  Fusion-io Inc.

2.   Date of Purchase:  June 8, 2011

3.   Number of Securities Purchased:  4,800

4.   Dollar Amount of Purchase:  $91,200

5.   Price Per Unit:  $19.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Morgan Stanley & Co.

7.   Other Members of the Underwriting Syndicate:  Goldman
Sachs & Co., JP Morgan Securities LLC, Credit Suisse
Securities (USA) LLC.